Exhibit 10.15
Enact Holdings, Inc. 2021 Omnibus Incentive Plan
Director Deferred Stock Unit Award Agreement
The Enact Holdings, Inc. 2021 Omnibus Incentive Plan (as the same may be amended, the “Plan”) authorizes the Board of Directors (the “Board”) of Enact Holdings, Inc. (the “Company”) to grant Awards under the Plan to non-employee and non-affiliated members of the Board (“Nonemployee Directors”). The Board has approved a compensation program pursuant to which Nonemployee Directors are granted deferred stock units (“DSUs”) from time to time as payment of part or all of their annual retainer. The DSUs are governed by the Plan and the following terms and conditions (together, the “Terms and Conditions”). The Terms and Conditions shall constitute the Award Agreement as required by the Plan.
Unless the context otherwise requires, capitalized terms used herein shall have the meanings ascribed to them in the Plan. If there is any inconsistency between the Terms and Conditions and the terms of the Plan, the Plan’s terms shall supersede and replace the conflicting terms of the Terms and Conditions.
1.Grant. Nonemployee Directors shall be granted DSUs as of the date of the Annual Meeting of Stockholders that such Director is elected or re-elected as a member of the Board (the “Grant Date”). Each Nonemployee Director will be notified following each Grant Date regarding the number of DSUs that have been awarded. Each DSU represents the right to receive from the Company one Share of Common Stock. Subject to Section 5 below, (a) the DSUs shall be fully vested as of the one-year anniversary of the Grant Date, and (b) if a Director’s service terminates for any reason, except for a change of control, prior to the next Annual Meeting of the Shareholders following the Grant Date, any unvested DSUs shall be pro-rated to reflect the grantee’s length of service through the termination date.
2.Dividend Equivalents. Until the grantee terminates service on the Board for any reason, he or she shall receive “Dividend Equivalents” with respect to the DSUs equal to the number of DSUs times any dividend payments made to holders of the Company’s Common Stock. Such Dividend Equivalents will be reinvested in additional DSUs, based on the Fair Market Value of the Shares as of the date the dividend payment.
3.Conversion to Shares. The DSUs, together with additional DSUs accumulated pursuant to paragraph 2, will convert to Shares on a one-for-one basis, in a single installment one year after termination of service on the Board. Notwithstanding the preceding sentence, all outstanding (vested and unvested) DSUs will convert to Shares upon the holder’s death.
4.No Voting Rights. Grantee will not have any voting rights with respect to the DSUs until they are converted to Shares.
5.Change in Control. Upon the occurrence of a Change in Control, all of your unvested DSUs shall immediately vest as of the effective date of the Change in Control.
6.Administration. The DSUs and a grantee’s rights thereunder, as set forth in these Terms and Conditions, are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Board may adopt for administration of Nonemployee Director Awards under the Plan. It is expressly understood that the Board is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of Nonemployee Director Awards under the Plan and these Terms and Conditions, all of which shall be binding upon the grantee. The Board’s interpretation of the Plan and these Terms and Conditions, and all decisions and determinations by the Board with respect to the Plan and these Terms and Conditions, shall be final, binding, and conclusive on all parties.
7.Limitation of Rights. The DSUs do not entitle the grantee to any rights of a stockholder of the Company, nor do they confer upon the grantee any right to continuation of service on the Board.
8.Plan; Prospectus and Related Documents; Electronic Delivery.
a.A copy of the Plan will be furnished upon written or oral request made to the Human Resources Department, Enact Holdings, Inc., 8325 Six Forks Road, Raleigh, North Carolina 27615 , or by telephone to (919) 846-4100.

b.As required by applicable securities laws, the Company is delivering to grantee a prospectus in connection with the Awards of DSUs, which delivery is being made electronically. A paper copy of the prospectus may also be obtained without charge by contacting the Human Resources Department at the address or telephone number listed above. By accepting these Terms and Conditions, grantee shall be deemed to have consented to receive the prospectus electronically.
c.The Company will deliver to grantee electronically a copy of the Company's Annual Report to Stockholders for each fiscal year, as well as copies of all other reports, proxy statements and other communications distributed to the Company's stockholders. The grantee will be provided notice regarding the availability of each of these documents, and such documents may be accessed by going to the Company's website at www.IR.enactmi.com (or, if the Company changes its web site, by accessing such other web site address(es) containing investor information to which the Company may direct the grantee in the future) and will be deemed delivered to the grantee upon posting or filing by the Company. Upon written or oral request, paper copies of these documents (other than certain exhibits) may also be obtained by contacting the Company's Human Resources Department at the address or telephone number listed above or by contacting the Investor Relations Department, Enact Holdings, Inc., 8325 Six Forks Road, Raleigh, North Carolina 27615, or by telephone at (919) 846-4100.
d.By accepting the DSUs, the grantee agrees and consents, to the fullest extent permitted by law, in lieu of receiving documents in paper format to accept electronic delivery of any documents that the Company may be required to deliver in connection with the DSUs and any other Awards granted to grantee under the Plan. Electronic delivery of a document may be via a Company e-mail or by reference to a location on a Company intranet or another third-party internet site to which the grantee has access.
9.Amendment, Modification, Suspension, and Termination. The Board shall have the right at any time in its sole discretion, subject to certain restrictions, to alter, amend, modify, suspend or terminate the Plan in whole or in part, and shall have the right at any time in its sole discretion to alter, amend, modify, suspend or terminate the terms and conditions of any Nonemployee Director Award; provided, however, that no such action shall impair a grantee’s rights under an Award without the grantee’s consent.
10.Applicable Law. The validity, construction, interpretation, and enforceability of these Terms and Conditions shall be determined and governed by the laws of the State of Delaware without giving effect to the principles of conflicts of law.
11.Entire Agreement. These Terms and Conditions, the Plan, and the rules and procedures adopted by the Board in respect of Nonemployee Director Awards contain all of the provisions applicable to the DSUs and no other statements, documents or practices may modify, waive or alter such provisions unless expressly set forth in writing, signed by an authorized officer of the Company and delivered to the grantee.
Acceptance Date: